Exhibit 99.1

AMAZON.COM ANNOUNCES THIRD QUARTER RESULTS

SEATTLE—(BUSINESS WIRE) October 28, 2021—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its third quarter ended September 30, 2021.

•Operating cash flow decreased 1% to $54.7 billion for the trailing twelve months, compared with $55.3 billion for the trailing twelve months ended September 30, 2020.
•Free cash flow decreased to $2.6 billion for the trailing twelve months, compared with $29.5 billion for the trailing twelve months ended September 30, 2020.
•Free cash flow less principal repayments of finance leases and financing obligations decreased to an outflow of $8.8 billion for the trailing twelve months, compared with an inflow of $18.4 billion for the trailing twelve months ended September 30, 2020.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations decreased to an outflow of $3.9 billion for the trailing twelve months, compared with an inflow of $17.9 billion for the trailing twelve months ended September 30, 2020.
•Common shares outstanding plus shares underlying stock-based awards totaled 523 million on September 30, 2021, compared with 518 million one year ago.
•Net sales increased 15% to $110.8 billion in the third quarter, compared with $96.1 billion in third quarter 2020. Excluding the $0.5 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 15% compared with third quarter 2020.
•Operating income decreased to $4.9 billion in the third quarter, compared with $6.2 billion in third quarter 2020.
•Net income decreased to $3.2 billion in the third quarter, or $6.12 per diluted share, compared with $6.3 billion, or $12.37 per diluted share, in third quarter 2020.

“We’ve always said that when confronted with the choice between optimizing for short-term profits versus what’s best for customers over the long term, we will choose the latter—and you can see that during every phase of this pandemic,” said Andy Jassy, Amazon CEO. “In the first several months of COVID-19, Amazonians played an essential role to help people secure the requisite PPE, food, and other in-demand items needed, and we worked closely with businesses and governments to leverage AWS to maintain business continuity as they responded to the pandemic. Customers have appreciated this commitment, which is part of what’s driving this past quarter’s AWS growth acceleration to 39% year over year; but, it’s also driven extraordinary investments across our businesses to satisfy customer needs—just one example is that we’ve nearly doubled the size of our fulfillment network since the pandemic began. In the fourth quarter, we expect to incur several billion dollars of additional costs in our Consumer business as we manage through labor supply shortages, increased wage costs, global supply chain issues, and increased freight and shipping costs—all while doing whatever it takes to minimize the impact on customers and selling partners this holiday season. It’ll be expensive for us in the short term, but it’s the right prioritization for our customers and partners.”

Highlights

Innovating for Our Retail Customers
•Amazon kicked off the holidays early this year, announcing Black Friday-worthy deals on October 4, including thousands of deals from independent sellers and handmade artisans and Amazon’s biggest ever selection of gift guides. Amazon launched new features like the Holiday Gift List to let customers easily create and share one list of gift ideas for everyone in their household, conveniently organized by recipients. The company also unveiled its new Holiday Prep Shop, which expertly curates top products across various categories to help customers prepare for seasonal celebrations.
•Amazon expanded its faster Same-Day Delivery service to Atlanta, Baltimore, Charlotte, Chicago, Detroit, Houston, Miami, Minneapolis, and Tampa—bringing the total number of cities with the service, which launched in 2020, to 15. The expansion has led to hundreds of new Amazon jobs in these cities offering competitive hourly wages and a flexible work schedule. Prime members can shop up to 3 million items across a dozen categories, such as baby, beauty and health, and electronics, and receive their order in as fast as five hours.
•Amazon launched a new gift-giving feature that enables Prime members in the U.S. to use the Amazon mobile shopping app to send gifts with just the recipient’s email or mobile phone number. Recipients receive a gift message—by email or text—that allows them to accept the gift. They are then prompted to enter their preferred delivery address from their Amazon account to receive the gift.
•Amazon’s Great Indian Festival sales event, which started on October 3, features more than 75,000 small businesses selling on Amazon from 450 cities across India, and provides customers access to a unique selection of products. The event also includes more than 1,000 new product launches from top brands like Apple, Maybelline, and Samsung. Plus, Prime members enjoy early access to deals, such as Prime Fridays, where members can receive exclusive product offers and perks, including exclusive entertainment launches on Amazon Prime and free delivery from top restaurants through Amazon Food.
•In the U.S., Personal Shopper by Prime Try Before You Buy is now more convenient with a newly launched “automatic deliveries” feature, which lets customers receive personalized stylist picks directly at their door monthly, bi-monthly, or quarterly and only pay for what they keep. Prime Try Before You Buy also expanded to France, Italy, Portugal, and Spain. This Amazon Fashion service allows customers to have their favorite fashion items delivered free of charge, so they can try on their items in the comfort of their own homes, pay for what they keep, and then return the rest for free.
•Amazon launched Amazon.eg in Egypt. The new store, formerly known as Souq.com, features millions of items from local and international brands across a range of categories, including apparel, electronics, grocery, home, and kitchen, as well as Amazon products and devices like Kindle e-readers.
•Prime continued to expand and provide even more value to members around the world. The program is now available to customers in Sweden and Poland, offering free and fast delivery on millions of items. In the UK and Ireland, Prime members can now receive a free Deliveroo Plus membership for a year, giving them unlimited free delivery on orders over £25. In the U.S., Prime Student introduced new exclusive offers from Calm, Course Hero, Grubhub, and StudentUniverse offering exclusive discounts to college students. In Saudi Arabia and the United Arab Emirates, Prime and Anghami, the Middle East and North Africa’s leading music streaming service, announced that Prime members can enjoy an exclusive six-month free offer on Anghami Plus, Anghami’s premium paid tier.
•Amazon One, which lets customers use their palm to enter, identify, and pay at stores and other venues, was introduced for the first time at third-party locations. AXS, a leading digital ticketing company, integrated Amazon One into their contactless ticketing pedestals at Red Rocks Amphitheatre in Denver. The technology was also introduced in four venues at the Climate Pledge Arena in Seattle. Amazon One is now available at more than 70 Amazon physical retail stores and Whole Foods Market stores, and third-party locations.
•For the first time, Amazon’s Just Walk Out technology is being integrated into two new Whole Foods Market locations in Sherman Oaks, California and Washington, D.C. that are expected to open next year. In addition, three new third-party venues have been enabled with Just Walk Out technology: the Javits Center store in New York City, marking the first time Amazon’s checkout-free technology is being used in a convention center; the Forum store in Los Angeles, marking the first time a West Coast-based arena has enabled a store with Just Walk Out technology; and the Climate Pledge Arena in Seattle, marking the first time Just Walk Out technology and Amazon One have been used together in a third-party location.
•Amazon is now the first and only marketplace to protect customers in third-party product liability cases. The company expanded its A-to-z Guarantee to protect customers in the rare case that a defective third-party product causes property damage or personal injury. Amazon works with sellers and their insurance companies to address claims up to $1 million.

Entertainment
•Amazon Games launched New World, a multiplayer online PC game. New World became the highest-played new game this year on Steam, a widely used distribution platform where players find, buy, and play games on PC. On

Twitch, New World became the most-watched game during its launch week by hours watched, and the 12th highest-watched game ever by peak concurrent viewers.
•Prime Video released the Amazon Original movie Cinderella, starring Camila Cabello, which was the No. 1 streamed movie across all films on streaming platforms during its opening weekend and the No. 1 streamed musical of the year.
•Prime Video announced that The Lord of the Rings series will premiere September 2, 2022 on the streaming service, and an untitled spinoff will be produced for the popular series The Boys. In the fourth quarter, Amazon Original Movies The Tender Bar, starring Ben Affleck and directed by George Clooney, and Being the Ricardos, starring Nicole Kidman and directed by Aaron Sorkin, will release in theaters and follow on Prime Video.
•Prime Video debuted 28 local originals internationally, including in Argentina, Australia, Brazil, Canada, France, Germany, India, Italy, Japan, Mexico, Spain, and the UK. Prime Video also launched Prime Video Channels for customers in India, giving Prime members the option for add-on subscriptions of popular over-the-top services, and the Prime Video Store in Brazil, giving customers the opportunity to rent or buy new movie releases.
•Prime Video streamed its first-ever Union of European Football Associations (UEFA) Champions League soccer matches in Germany and Italy, and the first Ligue 1 soccer matches in France. In the UK, the U.S. Open final featuring 18-year-old rising star Emma Raducanu was the most-streamed tennis match in Prime Video history, following the historic partnership with Channel 4 to share live broadcast rights. Prime Video’s presentation of Thursday Night Football kicked off and introduced player tracking, a new feature driven by artificial intelligence (AI).
•In its first global expansion since launching in the U.S. in 2019, IMDb TV launched in the UK to provide free premium steaming content to customers via Prime Video. The service will soon become available as a standalone app on Fire TV devices.
•Amazon Music launched new original podcasts, including: SmartLess, the celebrity-interview show from hosts Jason Bateman, Sean Hayes, and Will Arnett, that recently landed on Podtrac’s Top 10 most-listened-to shows in the U.S.; Set It Straight, hosted by country music band Midland and featuring guests such as Garth Brooks, Sheryl Crow, and Matthew McConaughey; Badlands: Sportslands, the cult-classic from host Jake Brennan; 9/12 from prolific writer and podcaster Dan Taberski; and Uncommon Ground, hosted by political commentator, author, and lawyer Van Jones. Wondery, Amazon Music’s premium podcast studio, celebrated the return of the fan-favorite podcast Dr. Death Season 3: Miracle Man, which is now available in eight languages.
•Amazon Music announced expanded access to spatial and high-quality audio for all its Unlimited subscribers worldwide, unlocking the highest-quality streaming audio for even more music fans. Previously available as a separate streaming tier, this level is now available to all subscribers automatically and without an upgrade.

Amazon Devices and Services
•Amazon introduced the Echo Show 15 with a 15.6-inch, 1080p HD display. It can be mounted to a wall or placed on the counter and is designed to help customers stay organized, connected, and entertained. The Echo Show 15 features a redesigned home screen, new personalization options with visual ID, and all-new Alexa experiences like a household calendar and sticky notes.
•Amazon introduced an all-new lineup of Fire TV devices with its first-ever Amazon-built smart TVs—the Amazon Fire TV Omni Series and 4-Series smart TVs—and the all-new Fire TV Stick 4K Max. The Omni Series offers hands-free Alexa voice control, and both lineups feature 4K UHD resolution. The Fire TV Stick 4K Max is 40% more powerful than the Fire TV Stick 4K and has a new quad-core 1.8GHz processer, 2GB of RAM, and Wi-Fi 6 support for faster app starts and smoother streaming.
•Amazon announced Astro, a new home robot that brings together advancements in AI, computer vision, sensor technology, and voice and edge computing to help customers monitor their home, look out for loved ones, and bring Alexa with them around the house.
•Amazon introduced Amazon Glow, an interactive device that combines immersive projection, sensing, and video technologies to make users feel like they are in the same room. Designed with children and grandparents in mind, the device allows kids to see loved ones on an 8-inch display while, at the same time, reading stories, playing games, or creating art on a 19-inch touch-sensitive projected space below. Glow comes with one year of Amazon Kids+, bringing hundreds of hours of fun designed specifically for Glow.
•Amazon announced Alexa Together, a new subscription service designed to help aging family members feel more comfortable and confident when living independently. Alexa Together includes 24/7 hands-free access to an Urgent Response emergency helpline, compatibility with third-party fall detection devices, and an optional Remote Assist feature so caregivers can help without having to be there in person.

•Amazon announced three new expansions to the Halo family: Halo View, a health tracker with a color display for at-a-glance access to Halo health metrics; Halo Fitness, a service that gives members hundreds of studio-quality workout classes integrated with access to real-time individual health metrics as an on-display overlay; and Halo Nutrition, a membership experience to help build healthy eating habits.
•Amazon and Disney announced ‘Hey, Disney!’, an entirely new kind of voice assistant that will work on supported Echo devices at home and across Disney Resort hotel rooms at Walt Disney World. By saying ‘Hey, Disney!’, users get access to interactive Disney storytelling experiences and entertainment, as well as jokes, fun facts, and special surprises featuring characters from Disney, Pixar, Marvel, and Star Wars. It will even make everyday tasks more magical, such as setting timers and alarms, and checking the weather or time of day. ‘Hey, Disney!’ is expected to be available for purchase in the U.S. in 2022 in the Alexa Skills Store for use on all supported Echo devices, and will be available complimentary for Disney Resort guests at Walt Disney World.
•Ring and Blink introduced new home security devices and services with the Ring Alarm Pro, Virtual Security Guard, and Blink Video Doorbell. Ring Alarm Pro is a first-of-its-kind home security system that combines protection against break-ins, floods, fires, and network threats with a built-in eero Wi-Fi 6 router for connectivity. Virtual Security Guard is a new subscription service where third-party professional monitoring companies will visually monitor outdoor Ring cameras. The Blink Video Doorbell can be installed wired or wire-free and has a long-lasting battery life, 1080p HD day-and-night video, two-way audio, chime alerts via the Blink app when the doorbell rings, and the ability to connect the doorbell to your existing chime.
•Amazon announced the next generation of Kindle Paperwhite with three new models. The new Kindle Paperwhite comes with a larger display, adjustable warm light, USB-C charging, and increased battery life. The new Signature Edition adds an auto-adjusting light sensor, 32GB of storage, and is the first-ever Kindle to offer wireless charging. The new Kindle Paperwhite Kids comes with one year of Amazon Kids+, a kid-friendly case, and a two-year worry-free guarantee.
•Amazon introduced its AZ2 Neural Edge processor, a machine learning inference engine capable of processing speech recognition on-device, while processing computer vision workloads in parallel. Featured in the Echo Show 15, AZ2 enables the device to recognize a person enrolled in visual ID and then process their voice right on the device.

Amazon Web Services
•AWS announced significant customer momentum, with new commitments and migrations from customers across major industries.
•Manufacturing: NXP, a leading European designer and manufacturer of specialized semiconductors, selected AWS as its preferred cloud provider. NXP is migrating the vast majority of its electronic design automation workloads from NXP data centers to AWS. Leaders across the automotive industry, including Capgemini Engineering, CARIAD, and Continental, joined AWS in a special interest group supporting Arm’s Scalable Open Architecture for Embedded Edge to bring cloud-native practices and software-defined architectures to the automotive industry.
•Hospitality and ecommerce: Wyndham Hotels & Resorts, Inc., the world’s largest hotel franchising company, selected AWS to upgrade its technology infrastructure and develop and deliver new guest services across its 21 hotel brands—including Ramada, Travelodge, and Wyndham. VTEX, a global ecommerce solution provider, is working with AWS to create a new direct-to-consumer solution that gives large enterprises the ability to quickly and easily launch ecommerce sites and experiences to sell directly to consumers.
•Telecom: Boingo Wireless, a leading distributed antenna system, Wi-Fi, and private network provider, announced an expanded collaboration with AWS to enable airports, stadiums, and large businesses to unlock new 5G use cases with advanced multi-access edge computing.
•Financial services: Sun Life, an international financial services and insurance company, selected AWS as its long-term strategic cloud technology provider. Black Knight, a software, data, and analytics provider to the mortgage, real estate, and capital markets verticals, selected AWS to develop mortgage-specific AI applications.
•Healthcare and life sciences: Baxter International Inc., a global medical products company, is moving from its own data centers into AWS and has already seen benefits, including increased speed to market for new tools and solutions, the ability to quickly expand technology solutions to new geographies, and significant cost savings.

•Security operations: Arctic Wolf Networks selected AWS as its primary cloud provider to power its innovative, cloud-native security operations platform as it expands globally. Using AWS, Arctic Wolf is able to process more than 1.4 trillion unique security events a week to help its customers manage rapidly evolving digital threats.
•AWS announced plans to open an infrastructure Region in New Zealand in 2024 that will consist of three Availability Zones, giving customers more choice and flexibility to leverage advanced technologies. A newly released AWS economic impact study estimates that the new infrastructure Region will create 1,000 new jobs in New Zealand over the next 15 years through the investment of $5.3 billion (NZ$7.5 billion). Globally, AWS has 81 Availability Zones across 25 geographic Regions, with plans to launch 24 more Availability Zones and eight more AWS Regions.
•AWS announced three new capabilities for Amazon Connect, an easy-to-use, highly scalable, and cost-effective omnichannel cloud contact center solution that improves contact center agent productivity and provides superior service by making customer interactions more effective, personal, and natural. The new features give agents the right information at the right time to provide fast and secure caller authentication, the ability to answer customer questions more quickly, and the ability to make the overall process easier and more efficient. Tens of thousands of AWS customers are supporting more than 10 million contact center interactions a day on Amazon Connect.
•AWS announced the general availability of Amazon MemoryDB for Redis, a fully managed, Redis-compatible, in-memory database that enables customers to achieve ultra-fast performance with high availability and durability for their most business-critical applications that require sub-millisecond response times. With Amazon MemoryDB for Redis, customers can use the same familiar and flexible Redis data structures and application programming interface (API) they use today without having to separately manage a cache and a durable database, or the required underlying infrastructure.
•AWS announced the general availability of Amazon Managed Grafana, a fully managed data visualization service that enables customers to instantly query, correlate, and visualize operational metrics, logs, and traces, as well as Internet of Things (IoT) data. Developed in collaboration with Grafana Labs, Amazon Managed Grafana manages the provisioning, setup, scaling, and maintenance of Grafana so customers can easily create dashboards to view operational data from multiple data sources without having to worry about the underlying Grafana infrastructure.
•AWS announced the general availability of Amazon Managed Service for Prometheus, a scalable, secure, and highly available service that makes it easier for customers to monitor containerized applications. Amazon Managed Service for Prometheus is fully compatible with open-source Prometheus and provides the same familiar time series data model and Prometheus Query Language customers use today to monitor containerized applications.
•AWS announced the general availability of Amazon QuickSight Q, a new capability in Amazon QuickSight that gives anyone access to powerful analytics with the ability to ask business questions using natural language and receive accurate answers with relevant visualizations. Amazon QuickSight Q does not depend on prebuilt dashboards or reports to deliver visualizations, which removes the need for business intelligence analysts to update a dashboard every time a new business question arises. This allows anyone to ask questions and receive visual answers in seconds.
•AWS announced the general availability of Amazon FSx for NetApp ONTAP, a new storage service that provides the first complete, fully managed NetApp ONTAP file system in the cloud, making it easy for customers to run their applications on AWS without changing their code or how they manage data.
•AWS announced the general availability of Amazon Elastic Compute Cloud (Amazon EC2) DL1 instances, a new instance type designed for training machine learning models. DL1 instances provide up to 40% better price per performance for training machine learning models than the latest GPU-powered Amazon EC2 instances.
•AWS announced the general availability of the AWS Panorama Appliance, a new device that customers can install to run machine learning applications on multiple video streams from existing on-premises cameras. The AWS Panorama Appliance enables customers to use machine learning to quickly and easily perform visual inspections of production lines, monitor drive-through queues at quick-service restaurants, or assess the layout of their physical locations for ideal product placement.

Investing in Employees and Our Workplace
•Amazon announced it will fund full college tuition, high school diplomas, GED diplomas, and English as a Second Language proficiency certifications for its U.S. front-line employees through its Career Choice program. More than 750,000 operations employees will be eligible for this benefit starting in January 2022. This expansion of education benefits is part of Upskilling 2025, Amazon’s $1.2 billion investment to provide free skills training to the company’s U.S. employees over the next four years.

•For jobseekers looking for flexible employment opportunities this holiday season, Amazon announced it is offering 150,000 seasonal roles in the U.S., over 50,000 seasonal roles in Europe, and over 110,000 seasonal roles in India. Job seekers in the U.S. can receive an immediate contingent offer for seasonal roles with an average starting pay of $18 per hour, sign-on bonuses up to $3,000, an additional $3 per hour depending on shifts in many locations, and the opportunity to transition to long-term careers.
•Amazon began operations at its state-of-the-art U.S. air cargo hub in Northern Kentucky. The $1.5 billion investment at Cincinnati/Northern Kentucky International Airport will create more than 2,000 new Amazon jobs over the next several years with industry-leading pay and comprehensive benefits. The Amazon Air Hub will serve as the primary hub for Amazon Air’s U.S. cargo network—enabling Amazon to process millions of customer packages per week.
•Amazon hosted Career Day, a global event to help current and future employees grow their careers. More than 1 million people applied for a job at Amazon as part of the event, and over 2,000 Amazon recruiters offered 30,000 individual career coaching sessions to participants in Canada, France, Germany, India, Italy, Japan, Spain, the UK, and the U.S. Recruiters provided job seekers with professional advice to start, transition, or grow their careers—whether they want to work at Amazon or elsewhere. As part of the event, Amazon announced plans to hire 55,000 corporate and tech employees globally as well as 125,000 full- and part-time operations employees in hundreds of cities and towns across the U.S., with comprehensive benefits like healthcare and up to 20 weeks of paid parental leave, as well as access to Amazon’s Career Choice program.
•Forbes ranked Amazon No. 4 on its World’s Best Employers 2021 list. To compile this year’s list, Statista surveyed 150,000 employees from 58 countries around the world and asked them to rate their willingness to recommend their employers to friends and family. The survey used feedback from Amazon employees working both across our logistics network and corporate offices.

Supporting Local Communities, Small Businesses, and the Economy
•Amazon Future Engineer, the company’s global computer science education program for students from underserved and historically underrepresented communities, launched “Meet an Amazonian” for students from 3,000 U.S. schools. Students can learn about careers in technology directly from Amazon employees and participate in virtual class chats and computer science-themed fulfillment center tours. The company also launched Amazon Future Engineer in India, where it aims to reach more than 100,000 students from 900 schools in the first year of launch. The program is now available in Canada, France, India, the UK, and the U.S.
•Amazon donated more than 1 million emergency supplies to communities affected by Hurricane Ida in Louisiana and the earthquake in Haiti. Amazon activated its Disaster Relief Hub and teamed up with humanitarian aid partners to quickly deliver and distribute supplies to those in need. The supplies included water, food items, shelter materials, medical equipment, power generators, industrial insulated food carriers, solar chargers, and water filters.
•AWS announced it is committing $40 million in credits and technical expertise over the next three years to support organizations around the world that are developing solutions to improve health outcomes and health equity for underserved or underrepresented communities. The program is focused on increasing access to health services, addressing social determinants of health, and leveraging data to promote equitable and inclusive systems of care.
•Amazon released its Small Business Empowerment Report, highlighting the company’s investments, programs, and tools to help small and medium-sized businesses thrive while selling in Amazon’s store. Amazon’s global selling partners―the majority of which are small and medium-sized businesses―have created an estimated 1.8 million U.S.-based jobs managing, operating, and supporting their Amazon-related businesses. In the 12 months ending August 31, U.S. sellers sold 3.8 billion products in Amazon’s store―approximately 7,400 products per minute.
•Amazon hosted Amazon Accelerate, its annual U.S. conference for selling partners, where the company announced new tools and capabilities to help sellers thrive. Among the announcements, Amazon unveiled Local Selling, which enables sellers to start or expand their multichannel offerings by providing both in-store pickup and fast delivery to nearby customers, and new Global Selling tools to make it easier for U.S. third-party sellers to offer their products in Amazon’s 21 stores worldwide.
•Amazon introduced Black Business Accelerator Connect, a new yearlong mentorship and networking benefit for participants in the Black Business Accelerator, the company’s initiative to provide Black entrepreneurs with resources, guidance, and support to succeed as Amazon sellers.
•Amazon and Lendistry launched Amazon Community Lending, providing U.S.-based Amazon sellers access to short-term loans of up to $100,000 at competitive rates to sustain and grow their businesses. Lendistry is a Community Development Financial Institution that serves urban and rural small businesses in socially and economically distressed communities.

Protecting the Planet
•Amazon welcomed 86 new companies to The Climate Pledge, including HP, Procter & Gamble, and Salesforce, bringing the total number of companies that have pledged to achieve net-zero carbon emissions by 2040 to more than 200. Pledge signatories generate over $1.8 trillion in global annual revenue and have more than 7 million employees across 26 industries in 21 countries.
•The Climate Pledge Fund, a $2 billion venture capital fund to support the development of sustainable and decarbonizing technologies and services, made new investments in three companies: CMC Machinery, a technology company that designs and manufactures custom-sized boxes while eliminating the need for single-use plastic padding; Resilient Power, a builder of solid-state power stations for electric vehicles; and Infinium, a company working toward a low-carbon electrofuels solution for air transport, marine freight, and heavy truck fleets. In total, the Climate Pledge Fund has invested in 11 companies.
•Amazon’s Right Now Climate Fund, a $100 million fund to restore and conserve forests, wetlands, and grasslands around the world, announced an investment in the Agroforestry and Restoration Accelerator, a nature-based carbon removal initiative in the Brazilian Amazon, and a commitment of approximately $23.5 million (€20 million) for projects across Europe to help fight climate change. The first funding recipient is the Parco Italia urban forestry program, which aims to plant 22 million trees—one tree per city resident—across 14 metropolitan areas in Italy.
•Amazon co-founded The Cargo Owners for Zero Emission Vessels network alongside the Aspen Institute, IKEA, Inditex, Michelin, Patagonia, Tchibo, and fellow Pledge signatories Brooks Running and Unilever. The initiative aims to transition ocean freight vessels from fossil fuels to zero-carbon fuels by 2040.
•Last year, Amazon became the first consumer electronics manufacturer to commit to addressing, through renewable energy development, the electricity used by its devices—starting with Echo devices. Amazon recently announced additional investments in wind and solar farm capacity that, by 2025, are expected to produce the clean energy equivalent of all the electricity used by Fire TV and Ring devices worldwide.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of October 28, 2021, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as uncertainty regarding the impacts of the COVID-19 pandemic, fluctuations in foreign exchange rates, changes in global economic conditions and customer demand and spending, labor market and global supply chain constraints, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of October 28, 2021 regarding the impacts of the COVID-19 pandemic on our operations as well as the effect of other factors discussed above.
Fourth Quarter 2021 Guidance
•Net sales are expected to be between $130.0 billion and $140.0 billion, or to grow between 4% and 12% compared with fourth quarter 2020. This guidance anticipates an unfavorable impact of approximately 60 basis points from foreign exchange rates.
•Operating income is expected to be between $0 and $3.0 billion, compared with $6.9 billion in fourth quarter 2020.
•This guidance assumes, among other things, that no additional business acquisitions, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

Our investor relations website is amazon.com/ir and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information (including our Code of Business Conduct and Ethics), and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.
About Amazon
Amazon is guided by four principles: customer obsession rather than competitor focus, passion for invention, commitment to operational excellence, and long-term thinking. Amazon strives to be Earth’s Most Customer-Centric Company, Earth’s Best Employer, and Earth’s Safest Place to Work. Customer reviews, 1-Click shopping, personalized recommendations, Prime, Fulfillment by Amazon, AWS, Kindle Direct Publishing, Kindle, Career Choice, Fire tablets, Fire TV, Amazon Echo, Alexa, Just Walk Out technology, Amazon Studios, and The Climate Pledge are some of the things pioneered by Amazon. For more information, visit amazon.com/about and follow @AmazonNews.

AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2020	2021	2020	2021	2020	2021

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$37,842	$40,667	$36,410	$42,377	$23,554	$30,202
OPERATING ACTIVITIES:
Net income	6,331	3,156	14,109	19,041	17,377	26,263
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	6,523	8,948	17,633	24,494	23,803	32,112
Stock-based compensation	2,288	3,180	6,646	9,077	8,486	11,639
Other operating expense (income), net	67	24	416	72	466	(415)
Other expense (income), net	(1,051)	340	(1,255)	(2,374)	(1,749)	(3,701)
Deferred income taxes	295	909	1,082	3,313	1,267	1,677
Changes in operating assets and liabilities:
Inventories	(3,899)	(7,059)	(3,178)	(7,572)	(4,694)	(7,242)
Accounts receivable, net and other	(2,016)	(4,890)	(3,608)	(11,607)	(7,515)	(16,168)
Accounts payable	3,658	3,832	4,231	(4,387)	14,914	8,863
Accrued expenses and other	(310)	(1,465)	(1,375)	(7,210)	1,520	(84)
Unearned revenue	78	338	932	1,394	1,417	1,727
Net cash provided by (used in) operating activities	11,964	7,313	35,633	24,241	55,292	54,671
INVESTING ACTIVITIES:
Purchases of property and equipment	(11,063)	(15,748)	(25,317)	(42,118)	(30,629)	(56,941)
Proceeds from property and equipment sales and incentives	1,255	997	3,467	3,192	4,838	4,822
Acquisitions, net of cash acquired, and other	(1,735)	(654)	(1,945)	(1,604)	(2,722)	(1,985)
Sales and maturities of marketable securities	13,135	15,808	32,899	46,847	40,525	64,185
Purchases of marketable securities	(17,468)	(15,231)	(51,678)	(51,891)	(58,122)	(72,692)
Net cash provided by (used in) investing activities	(15,876)	(14,828)	(42,574)	(45,574)	(46,110)	(62,611)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	1,311	2,187	4,361	5,289	5,042	7,724
Repayments of short-term debt, and other	(1,349)	(1,917)	(3,886)	(5,094)	(4,701)	(7,385)
Proceeds from long-term debt	—	176	9,994	18,803	10,412	19,334
Repayments of long-term debt	(1,198)	(509)	(1,439)	(589)	(2,490)	(703)
Principal repayments of finance leases	(2,857)	(2,693)	(8,274)	(8,903)	(11,054)	(11,271)
Principal repayments of financing obligations	(12)	(20)	(44)	(115)	(68)	(124)
Net cash provided by (used in) financing activities	(4,105)	(2,776)	712	9,391	(2,859)	7,575
Foreign currency effect on cash, cash equivalents, and restricted cash	377	(199)	21	(258)	325	340
Net increase (decrease) in cash, cash equivalents, and restricted cash	(7,640)	(10,490)	(6,208)	(12,200)	6,648	(25)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$30,202	$30,177	$30,202	$30,177	$30,202	$30,177
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$285	$276	$715	$731	$869	$933
Cash paid for operating leases	1,159	1,812	3,275	5,029	4,215	6,230
Cash paid for interest on finance leases	155	121	484	407	650	535
Cash paid for interest on financing obligations	28	48	71	116	90	147
Cash paid for income taxes, net of refunds	502	750	1,293	3,354	1,481	3,774
Assets acquired under operating leases	6,115	10,447	11,870	19,561	14,346	23,908
Property and equipment acquired under finance leases	3,571	1,744	8,892	5,453	13,075	8,149
Property and equipment acquired under build-to-suit arrangements	366	1,721	1,228	3,702	1,480	4,742

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021

Net product sales	$52,774	$54,876	$144,859	$170,371
Net service sales	43,371	55,936	115,650	162,039
Total net sales	96,145	110,812	260,509	332,410
Operating expenses:
Cost of sales	57,106	62,930	154,023	189,509
Fulfillment	14,705	18,498	40,043	52,666
Technology and content	10,976	14,380	30,691	40,739
Marketing	5,434	8,010	14,605	21,741
General and administrative	1,668	2,153	4,700	6,298
Other operating expense (income), net	62	(11)	421	38
Total operating expenses	89,951	105,960	244,483	310,991
Operating income	6,194	4,852	16,026	21,419
Interest income	118	119	455	330
Interest expense	(428)	(493)	(1,233)	(1,327)
Other income (expense), net	925	(163)	1,165	2,795
Total non-operating income (expense)	615	(537)	387	1,798
Income before income taxes	6,809	4,315	16,413	23,217
Provision for income taxes	(569)	(1,155)	(2,298)	(4,179)
Equity-method investment activity, net of tax	91	(4)	(6)	3
Net income	$6,331	$3,156	$14,109	$19,041
Basic earnings per share	$12.63	$6.23	$28.24	$37.69
Diluted earnings per share	$12.37	$6.12	$27.72	$37.02
Weighted-average shares used in computation of earnings per share:
Basic	501	507	500	505
Diluted	512	515	509	514

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021

Net income	$6,331	$3,156	$14,109	$19,041
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $(15), $39, $(2) and $35	408	(537)	(260)	(752)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $(10), $3, $(73) and $31	35	(5)	239	(109)
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $5, $5, $7 and $13	(17)	(8)	(22)	(34)
Net unrealized gains (losses) on available-for-sale debt securities	18	(13)	217	(143)
Total other comprehensive income (loss)	426	(550)	(43)	(895)
Comprehensive income	$6,757	$2,606	$14,066	$18,146

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2021	2020	2021

North America
Net sales	$59,373	$65,557	$160,936	$197,473
Operating expenses	57,121	64,677	155,232	189,996
Operating income	$2,252	$880	$5,704	$7,477

International
Net sales	$25,171	$29,145	$66,945	$90,515
Operating expenses	24,764	30,056	66,590	89,812
Operating income (loss)	$407	$(911)	$355	$703

AWS
Net sales	$11,601	$16,110	$32,628	$44,422
Operating expenses	8,066	11,227	22,661	31,183
Operating income	$3,535	$4,883	$9,967	$13,239

Consolidated
Net sales	$96,145	$110,812	$260,509	$332,410
Operating expenses	89,951	105,960	244,483	310,991
Operating income	6,194	4,852	16,026	21,419
Total non-operating income (expense)	615	(537)	387	1,798
Provision for income taxes	(569)	(1,155)	(2,298)	(4,179)
Equity-method investment activity, net of tax	91	(4)	(6)	3
Net income	$6,331	$3,156	$14,109	$19,041

Segment Highlights:
Y/Y net sales growth:
North America	39%	10%	37%	23%
International	37	16	31	35
AWS	29	39	30	36
Consolidated	37	15	35	28
Net sales mix:
North America	62%	59%	62%	60%
International	26	26	26	27
AWS	12	15	12	13
Consolidated	100%	100%	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2020	September 30, 2021
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,122	$29,944
Marketable securities	42,274	49,044
Inventories	23,795	30,933
Accounts receivable, net and other	24,542	28,610
Total current assets	132,733	138,531
Property and equipment, net	113,114	147,152
Operating leases	37,553	52,151
Goodwill	15,017	15,345
Other assets	22,778	29,227
Total assets	$321,195	$382,406
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,539	$71,474
Accrued expenses and other	44,138	41,546
Unearned revenue	9,708	10,974
Total current liabilities	126,385	123,994
Long-term lease liabilities	52,573	63,848
Long-term debt	31,816	50,055
Other long-term liabilities	17,017	23,945
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 527 and 530
Outstanding shares — 503 and 507	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	42,865	51,879
Accumulated other comprehensive income (loss)	(180)	(1,075)
Retained earnings	52,551	71,592
Total stockholders’ equity	93,404	120,564
Total liabilities and stockholders’ equity	$321,195	$382,406

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$51,220	$55,292	$66,064	$67,213	$59,322	$54,671	(1)%
Operating cash flow -- TTM Y/Y growth	42%	56%	72%	69%	16%	(1)%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$19,368	$25,791	$35,044	$40,803	$47,176	$52,119	102%
Principal repayments of finance leases -- TTM	$10,504	$11,054	$10,642	$11,448	$11,435	$11,271	2%
Principal repayments of financing obligations -- TTM	$56	$68	$53	$103	$116	$124	84%
Equipment acquired under finance leases -- TTM (1)	$11,952	$11,116	$9,104	$8,936	$7,295	$5,738	(48)%
Principal repayments of all other finance leases -- TTM (2)	$415	$413	$427	$525	$550	$582	41%
Free cash flow -- TTM (3)	$31,852	$29,501	$31,020	$26,410	$12,146	$2,552	(91)%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (4)	$21,292	$18,379	$20,325	$14,859	$595	$(8,843)	(148)%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (5)	$19,429	$17,904	$21,436	$16,846	$4,185	$(3,892)	(122)%
Common shares and stock-based awards outstanding	517	518	518	519	522	523	1%
Common shares outstanding	501	502	503	504	506	507	1%
Stock-based awards outstanding	16	16	15	15	16	16	(5)%
Stock-based awards outstanding -- % of common shares outstanding	3.2%	3.3%	3.0%	2.9%	3.1%	3.1%	N/A
Results of Operations
Worldwide (WW) net sales	$88,912	$96,145	$125,555	$108,518	$113,080	$110,812	15%
WW net sales -- Y/Y growth, excluding F/X	41%	36%	42%	41%	24%	15%	N/A
WW net sales -- TTM	$321,782	$347,946	$386,064	$419,130	$443,298	$457,965	32%
WW net sales -- TTM Y/Y growth, excluding F/X	28%	31%	37%	40%	36%	30%	N/A
Operating income	$5,843	$6,194	$6,873	$8,865	$7,702	$4,852	(22)%
F/X impact -- favorable (unfavorable)	$111	$133	$142	$107	$7	$(20)	N/A
Operating income -- Y/Y growth (decline), excluding F/X	86%	92%	74%	120%	32%	(21)%	N/A
Operating margin -- % of WW net sales	6.6%	6.4%	5.5%	8.2%	6.8%	4.4%	N/A
Operating income -- TTM	$16,868	$19,905	$22,899	$27,775	$29,634	$28,292	42%
Operating income -- TTM Y/Y growth (decline), excluding F/X	11%	36%	54%	93%	73%	41%	N/A
Operating margin -- TTM % of WW net sales	5.2%	5.7%	5.9%	6.6%	6.7%	6.2%	N/A
Net income	$5,243	$6,331	$7,222	$8,107	$7,778	$3,156	(50)%
Net income per diluted share	$10.30	$12.37	$14.09	$15.79	$15.12	$6.12	(51)%
Net income -- TTM	$13,180	$17,377	$21,331	$26,903	$29,438	$26,263	51%
Net income per diluted share -- TTM	$26.04	$34.21	$41.83	$52.59	$57.47	$51.14	50%
______________________________
(1)For the twelve months ended September 30, 2020 and 2021, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $13,075 million and $8,149 million.
(2)For the twelve months ended September 30, 2020 and 2021, this amount relates to property included in “Principal repayments of finance leases” of $11,054 million and $11,271 million.
(3)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(4)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(5)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Y/Y % Change
Segments
North America Segment:
Net sales	$55,436	$59,373	$75,346	$64,366	$67,550	$65,557	10%
Net sales -- Y/Y growth, excluding F/X	44%	39%	40%	39%	21%	10%	N/A
Net sales -- TTM	$197,871	$214,606	$236,282	$254,521	$266,635	$272,819	27%
Operating income	$2,141	$2,252	$2,946	$3,450	$3,147	$880	(61)%
F/X impact -- favorable (unfavorable)	$(4)	$—	$7	$8	$34	$14	N/A
Operating income -- Y/Y growth (decline), excluding F/X	37%	76%	55%	162%	45%	(62)%	N/A
Operating margin -- % of North America net sales	3.9%	3.8%	3.9%	5.4%	4.7%	1.3%	N/A
Operating income -- TTM	$6,634	$7,604	$8,651	$10,789	$11,795	$10,423	37%
Operating margin -- TTM % of North America net sales	3.4%	3.5%	3.7%	4.2%	4.4%	3.8%	N/A
International Segment:
Net sales	$22,668	$25,171	$37,467	$30,649	$30,721	$29,145	16%
Net sales -- Y/Y growth, excluding F/X	41%	33%	50%	50%	26%	15%	N/A
Net sales -- TTM	$83,935	$90,758	$104,412	$115,955	$124,008	$127,982	41%
Operating income (loss)	$345	$407	$363	$1,252	$362	$(911)	(324)%
F/X impact -- favorable (unfavorable)	$32	$152	$232	$270	$199	$24	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	N/A	N/A	N/A	347%	(53)%	(330)%	N/A
Operating margin -- % of International net sales	1.5%	1.6%	1.0%	4.1%	1.2%	(3.1)%	N/A
Operating income (loss) -- TTM	$(1,055)	$(262)	$717	$2,367	$2,384	$1,066	N/A
Operating margin -- TTM % of International net sales	(1.3)%	(0.3)%	0.7%	2.0%	1.9%	0.8%	N/A
AWS Segment:
Net sales	$10,808	$11,601	$12,742	$13,503	$14,809	$16,110	39%
Net sales -- Y/Y growth, excluding F/X	29%	29%	28%	32%	37%	39%	N/A
Net sales -- TTM	$39,976	$42,582	$45,370	$48,654	$52,655	$57,164	34%
Operating income	$3,357	$3,535	$3,564	$4,163	$4,193	$4,883	38%
F/X impact -- favorable (unfavorable)	$83	$(20)	$(96)	$(171)	$(226)	$(58)	N/A
Operating income -- Y/Y growth, excluding F/X	54%	57%	41%	41%	32%	40%	N/A
Operating margin -- % of AWS net sales	31.1%	30.5%	28.0%	30.8%	28.3%	30.3%	N/A
Operating income -- TTM	$11,289	$12,563	$13,531	$14,619	$15,455	$16,803	34%
Operating margin -- TTM % of AWS net sales	28.2%	29.5%	29.8%	30.0%	29.4%	29.4%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Y/Y % Change
Net Sales
Online stores (1)	$45,896	$48,350	$66,451	$52,901	$53,157	$49,942	3%
Online stores -- Y/Y growth, excluding F/X	49%	37%	43%	41%	13%	3%	N/A
Physical stores (2)	$3,774	$3,788	$4,022	$3,920	$4,198	$4,269	13%
Physical stores -- Y/Y growth, excluding F/X	(13)%	(10)%	(7)%	(16)%	10%	12%	N/A
Third-party seller services (3)	$18,195	$20,436	$27,327	$23,709	$25,085	$24,252	19%
Third-party seller services -- Y/Y growth, excluding F/X	53%	53%	54%	60%	34%	18%	N/A
Subscription services (4)	$6,018	$6,572	$7,061	$7,580	$7,917	$8,148	24%
Subscription services -- Y/Y growth, excluding F/X	30%	32%	34%	34%	28%	23%	N/A
AWS	$10,808	$11,601	$12,742	$13,503	$14,809	$16,110	39%
AWS -- Y/Y growth, excluding F/X	29%	29%	28%	32%	37%	39%	N/A
Other (5)	$4,221	$5,398	$7,952	$6,905	$7,914	$8,091	50%
Other -- Y/Y growth, excluding F/X	41%	49%	64%	73%	83%	49%	N/A

Stock-based Compensation Expense
Cost of sales	$76	$75	$91	$90	$145	$126	67%
Fulfillment	$417	$316	$364	$342	$566	$473	50%
Technology and content	$1,421	$1,267	$1,412	$1,228	$1,887	$1,627	28%
Marketing	$456	$446	$476	$456	$691	$657	47%
General and administrative	$231	$184	$219	$190	$302	$297	61%
Total stock-based compensation expense	$2,601	$2,288	$2,562	$2,306	$3,591	$3,180	39%
Other
WW shipping costs	$13,652	$15,063	$21,465	$17,162	$17,747	$18,108	20%
WW shipping costs -- Y/Y growth	68%	57%	67%	57%	30%	20%	N/A
WW paid units -- Y/Y growth (6)	57%	46%	47%	44%	15%	8%	N/A
WW seller unit mix -- % of WW paid units (6)	53%	54%	55%	55%	56%	56%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	876,800	1,125,300	1,298,000	1,271,000	1,335,000	1,468,000	30%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	34%	50%	63%	51%	52%	30%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(5)Primarily includes sales of advertising services, as well as sales related to our other service offerings.
(6)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr